CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$851,000	$98.80

Pricing supplement no. 1459 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 212-A-I dated July 1, 2011	Registration Statement No. 333-155535 Dated July 26, 2011 Rule 424(b)(2)

Structured Investments	$851,000 Return Notes Linked to the J.P. Morgan Strategic Volatility Index due October 31, 2012

General

  You may request that we repurchase your notes on a daily basis in a minimum denomination equal to the Principal Amount, subject to our acceptance of your request and your compliance with the procedural requirements described below. While we intend to accept all requests for early repurchase of notes, we are not obligated to accept any repurchase request. We are not committed to purchasing any note at a particular time or price.
  The notes are designed for investors who seek exposure to the J.P. Morgan Strategic Volatility Index. Investors should be willing to forgo interest payments and, if the level of the Index (which reflects the deductions described below) decreases or, in the case of an early repurchase, does not increase sufficiently to offset the 0.50% Repurchase Fee, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  The level of the Index incorporates the daily deduction of (a) an adjustment factor of 0.75% per annum (the “index fee”) and (b) a “daily rebalancing adjustment amount” that is equal to the sum of (1) a rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index), applied to the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (2) an additional amount equal to the rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) applied to the amount of the change, if any, in the level of the exposure to the synthetic short position. Unlike the index fee, the rebalancing adjustment factor is not a per annum fee. The level of the Index and the value of the notes will be adversely affected, perhaps significantly, if the performance of the synthetic long position and the contingent synthetic short position in the relevant VIX futures contracts, determined based on the official settlement prices of the relevant VIX futures contracts, is not sufficient to offset the daily deduction of the index fee and the daily rebalancing adjustment amount. See “Selected Risk Considerations — The daily rebalancing adjustment amount is likely to have a substantial adverse effect on the level of the Index over time” below.
  The daily rebalancing adjustment amount is intended to approximate the “slippage costs” that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Index at prices that approximate the official settlement prices (which are not generally tradable) of the relevant VIX futures contracts. Slippage costs are costs that arise from deviations between the actual official settlement price of a VIX futures contract and the prices at which a hypothetical investor would expect to be able to execute trades in the market when seeking to match the expected official settlement price of a VIX futures contract.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing October 31, 2012†
  The notes will be sold in minimum denominations of $1,000 and integral multiples thereof.
  The notes priced on July 26, 2011 and are expected to settle on or about July 29, 2011.
  The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, which is set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.
  The notes will not be listed on any securities exchange.

Key Terms

Index:

The J.P. Morgan Strategic Volatility Index (the “Index”). The value of the J.P. Morgan Strategic Volatility Index is published each trading day under the Bloomberg ticker symbol “JPUSSTVL.” For more information about the Index, please see “The J.P. Morgan Strategic Volatility Index” in this pricing supplement.

Principal Amount:	$1,000
Payment at Maturity:

For each $1,000 principal amount note, unless earlier repurchased, you will receive at maturity a cash payment calculated as follows:

$1,000 × (1 + Index Return)

where the Index Return is determined as of the Final Valuation Date.

The return on your initial investment at maturity will reflect the deduction of the index fee and the daily rebalancing adjustment amount from the level of the Index. Because the Index closing level reflects the daily deduction of the index fee and the daily rebalancing adjustment amount, the level of the Index will decrease if the performance of the VIX futures contracts included in the Index, based on their official settlement prices, is not sufficient to offset the deduction of the index fee and the daily rebalancing adjustment amount. You will lose some or all of your initial investment at maturity if the level of the Index decreases over the term of the notes.

Index Return:	On any Valuation Date, the Index Return is equal to: Index closing level on such Valuation Date – Initial Index Level Initial Index Level
Initial Index Level:	The Index closing level on the Inception Date, which was 374.80
Inception Date:	July 26, 2011
Valuation Date(s)†:	Each business day from and including the Inception Date to and including the Final Valuation Date
Final Valuation Date†:	October 26, 2012
Maturity Date†:	October 31, 2012
Additional Key Terms:	See “Additional Key Terms” below.
†

Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 212-A-I

Investing in the Return Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 212-A-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$5	$995

Total	$851,000	$4,240	$846,760

(1)

The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing and managing such hedge and for maintaining the Index during the term of the notes through, among other things, the daily rebalancing adjustment amount. For additional related information, please see “Use of Proceeds and Hedging” on page PS-26 of the accompanying product supplement no. 212-A-I.

(2)

J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $5.00 per $1,000 principal amount note, and with respect to $848,000 aggregate principal amount notes, will use all of that commission to allow selling concessions to certain unaffiliated dealers. For the remainder of the notes sold in this offering, the other dealers will forgo all of their selling concessions.

JPMS, as an agent, will also receive the aggregate profits generated from the deduction of the index fee of 0.75% per annum to cover ongoing payments related to the distribution of the notes and as a structuring fee for developing the notes. A portion of the index fee may also be used to allow selling concessions to other dealers. Payments constituting underwriting compensation will not exceed a total of 8% of offering proceeds. See “Selected Purchase Considerations — Return linked to the J.P. Morgan Strategic Volatility Index” in this pricing supplement and “Plan of Distribution (Conflicts of Interest)” beginning on page PS-63 of the accompanying product supplement no. 212-A-I.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

July 26, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 212-A-I dated July 1, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated July 6, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 212-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 212-A-I dated July 1, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211004322/e44250_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Payment upon Early Repurchase:

Subject to our acceptance of your request and your compliance with the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” and the potential postponements and adjustments as described under “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 212-A-I, you may request that we repurchase your notes on any Repurchase Date during the term of the notes.

While we intend to accept all requests for early repurchase of notes, notwithstanding anything to the contrary in the accompanying product supplement no. 212-A-I, we are not obligated to accept any repurchase request. We are not committed to purchasing any note at a particular time or price. See “Selected Risk Considerations — Lack of Liquidity” in this pricing supplement for more information.

Upon early repurchase, you will receive for each $1,000 principal amount note a cash payment on the relevant Repurchase Date calculated as follows:

$1,000 × (1 + Index Return) – Repurchase Fee Amount

where the Index Return is determined as of the Valuation Date corresponding to such Repurchase Date.

If the amount calculated above is less than zero, the payment upon early repurchase will be $0.

The return on your initial investment upon early repurchase will reflect the deduction of the index fee and the daily rebalancing adjustment amount from the level of the Index and the deduction of the Repurchase Fee Amount. Because the Index closing level reflects the daily deduction of the index fee and the daily rebalancing adjustment amount, the level of the Index will decrease if the performance of the VIX futures contracts included in the Index, based on their official settlement prices, is not sufficient to offset the deduction of the index fee and the daily rebalancing adjustment amount. You will lose some or all of your initial investment upon early repurchase if the level of the Index decreases over the term of the notes or does not increase sufficiently to offset the Repurchase Fee Amount.

Early Repurchase Mechanics:

In order to request that we repurchase your notes on any Repurchase Date, you must deliver a Repurchase Notice to us via email at dln_repurchase@jpmchase.com by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and follow the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” in the accompanying product supplement no. 212-A-I. If you fail to comply with these procedures or if we fail to accept your request for repurchase, your notice will be deemed ineffective. Our acceptance of your request for repurchase will be evidenced by our or our affiliate’s acknowledgement of receipt of the Repurchase Notice on the same business day referred to in “Description of Notes — Early Repurchase at the Option of the Holders — Repurchase Requirements” in the accompanying product supplement no. 212-A-I.

Repurchase Fee Amount:	$5.00 per $1,000 principal amount note, which is equal to $1,000 × the Repurchase Fee
Repurchase Fee:	0.50%
Repurchase Date:	The third business day following each Valuation Date
Repurchase Notice:	The form of Repurchase Notice attached hereto as Annex A
Note Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), an affiliate of ours
Index Calculation Agent	J.P. Morgan Securities Ltd. (“JPMSL”), an affiliate of ours
CUSIP:	48125XXQ4

JPMorgan Structured Investments —	PS-1
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

The J.P. Morgan Strategic Volatility Index

The J.P. Morgan Strategic Volatility Index (the “Index”) is a synthetic, rules-based proprietary index developed and maintained by JPMSL. The level of the Index is published each trading day under the Bloomberg ticker symbol “JPUSSTVL.” The Index was created on July 30, 2010, and therefore has limited historical performance.

The Index is a synthetic, dynamic strategy that aims to replicate the returns from combining a long position and a contingent short position in futures contracts (each, a “VIX futures contract” and together, “VIX futures contracts”) on the CBOE Volatility Index® (the “VIX Index”), where the synthetic long position and, when activated, the synthetic short position, after being established initially in the second-month VIX futures contract or the first-month VIX futures contract, respectively, are rolled throughout each month as described below. The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future. The calculation of the spot level of the VIX Index is based on prices of put and call options on the S&P 500® Index. Futures on the VIX Index allow investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index.

The Index is a rolling index, which rolls throughout each month. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the relevant index. As described in more detail below, the synthetic long position is maintained by synthetically selling VIX futures contracts on a daily basis that specify cash settlement on a nearby date and synthetically buying futures contracts on the VIX Index on a daily basis that specify cash settlement on a later date. On the other hand, the synthetic short position, when activated, is maintained by synthetically buying VIX futures contracts on a daily basis that specify cash settlement on a nearby date and synthetically selling VIX futures contracts on a daily basis that specify cash settlement on a later date. This process is known as “rolling” a futures position.

The synthetic long position rolls throughout each month from the second-month VIX futures contract into the third-month VIX futures contract. When activated, the synthetic short position rolls throughout each month from the first-month VIX futures contract into the second-month VIX futures contract. One of the effects of daily rolling is to maintain a specified weighted average maturity for the underlying VIX futures contracts. The weighted average maturity for the VIX futures contracts underlying the synthetic long position is approximately two months on any day and for the VIX futures contracts underlying the synthetic short position is approximately one month on any day.

Exposure to the synthetic short position will vary between 0% and 100%. The exposure to the synthetic short position will be increased by 20% on any Index Business Day (as defined in the accompanying product supplement) if the level of the VIX Index for each of the three immediately preceding Index Business Days was less than the rolling, weighted average of the first-month and second-month VIX futures contracts included (or that would have been included) in the synthetic short position, as long as the exposure to the synthetic short position is less than 100%. Conversely, the exposure to the synthetic short position will be decreased by 20% on any Index Business Day if the level of the VIX Index for each of the three immediately preceding Index Business Days was greater than or equal to the rolling, weighted average of the first-month and second-month VIX futures contracts included in the synthetic short position, as long as the exposure to the synthetic short position is greater than 0%. On any Index Business Day for which these conditions are not met, the synthetic short position will not be increased or decreased.

Because, at a minimum, eight Index Business Days will elapse from a change in the relative level of the VIX Index and the weighted average price of the relevant VIX futures contracts before the synthetic short position can be fully activated or deactivated, the Index is subject to a time lag. See “Selected Risk Considerations — Due to the time lag inherent in the Index, the exposure to the synthetic short position may not be adjusted quickly enough in response to a change in market conditions for the investment strategy on which the Index is based to be successful” below.

The Index aims to provide a synthetic long exposure to VIX futures contracts with a weighted average maturity of approximately two months. A synthetic long position may not generate positive returns when the market for VIX futures contracts is in “contango,” meaning that the price of a VIX futures contract with a later expiration is higher than the price of a VIX futures contract with an earlier expiration. Excluding other considerations, if the market for the relevant VIX futures contracts is in contango, the synthetic purchase of the third-month VIX futures contract in connection with the roll of the synthetic long position would take place at a price that is higher than the price at which the synthetic sale of the second-month VIX futures contract would take place, thereby creating a negative “roll yield.”

To address the potential for a negative roll yield when VIX futures contracts are in contango, the Index seeks to progressively activate a synthetic short position in VIX futures contracts with a weighted average maturity of approximately one month when the market for the relevant VIX futures contracts is in contango. Excluding other considerations, if the market for the relevant VIX futures contracts is in contango, the synthetic sale of the second-month VIX futures contract in connection with the roll of the synthetic short position would take place at a price that is higher than the price at which the synthetic purchase of the first-month VIX futures contract would take place, thereby creating a positive “roll yield,” which is intended to offset the negative roll yield generated by the synthetic long position. If, however, the VIX futures contracts are in “backwardation,” meaning that the price of a VIX futures

JPMorgan Structured Investments —	PS-2
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

contract with a later expiration is lower than the price of a VIX futures contract with an earlier expiration, the roll of the synthetic short position would create a negative roll yield.

No assurance can be given that the Index’s strategy will be successful or that the Index will generate positive returns. See “Selected Risk Considerations” below.

On each Index Business Day, the calculation of the Index reflects the deduction of (a) an adjustment factor of 0.75% per annum and (b) a daily rebalancing adjustment amount that is equal to the sum of (1) a rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index), applied to the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (2) an additional amount equal to the rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) applied to the amount of the change, if any, in the level of the exposure to the synthetic short position. Unlike the adjustment factor, the rebalancing adjustment factor is not a per annum fee. The daily rebalancing adjustment amount is intended to approximate the slippage costs that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Index at prices that approximate the official settlement prices (which are not generally tradable) of the relevant VIX futures contracts. Slippage costs are costs that arise from deviations between the actual official settlement price of a VIX futures contract and the prices at which a hypothetical investor would expect to be able to execute trades in the market when seeking to match the expected official settlement price of a VIX futures contract.

For more information about the Index, VIX futures contracts and the VIX Index, please see “The J.P. Morgan Strategic Volatility Index” “Background on Futures Contracts on the CBOE Volatility Index®” and “Background on the CBOE Volatility Index®,” respectively, in the accompanying product supplement.

Selected Purchase Considerations

  UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to obtain an uncapped return at maturity or upon early repurchase linked to the Index (which will reflect the daily deduction of the index fee and the daily rebalancing adjustment amount) subject to, in the case of an early repurchase, the deduction of the Repurchase Fee Amount. The notes are not subject to a predetermined maximum return and, accordingly, any return will be based on the performance of the Index (which will reflect the daily deduction of the index fee and the daily rebalancing adjustment amount) and, if applicable, the Repurchase Fee Amount. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

  RETURN LINKED TO THE J.P. MORGAN STRATEGIC VOLATILITY INDEX — The return on the notes is linked to the J.P. Morgan Strategic Volatility Index, which seeks to replicate the returns from combining a long position and a contingent short position in futures contracts on the VIX Index. The level of the Index incorporates the daily deduction of (a) an adjustment factor of 0.75% per annum (the “index fee”) and (b) a “daily rebalancing adjustment amount” that is equal to the sum of (1) a rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index), applied to the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (2) an additional amount equal to the rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) applied to the amount of the change, if any, in the level of the exposure to the synthetic short position. Unlike the adjustment factor, the rebalancing adjustment factor is not a per annum fee. See “The J.P. Morgan Strategic Volatility Index” above and in the accompanying product supplement no. 212-A-I.

  DAILY REPURCHASES IN MINIMUM DENOMINATIONS EQUAL TO THE PRINCIPAL AMOUNT, SUBJECT TO REPURCHASE FEE — Subject to our acceptance of your request and your compliance with the procedures and the potential postponements as described in the accompanying product supplement no. 212-A-I, you may submit daily a request to have us repurchase your notes on any Repurchase Date during the term of the notes. If you request that we repurchase your notes, subject to our acceptance, the notification requirements and the other terms and conditions set forth in the accompanying product supplement no. 212-A-I and this pricing supplement, for each note you will receive a cash payment on the relevant Repurchase Date calculated as described under “Additional Key Terms — Payment upon Early Repurchase” above. You will be charged a Repurchase Fee Amount of $5.00 for each $1,000 principal amount note you request that we repurchase. You may request that we repurchase a minimum of $1,000 principal amount note. While we intend to accept all requests for early repurchase of notes, we are not obligated to accept any repurchase request. We are not committed to purchasing any note at a particular time or price.

  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 212-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the

JPMorgan Structured Investments —	PS-3
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the materialU.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

Your investment in the notes will involve significant risks. The notes do not guarantee any return of principal at, or prior to, the Maturity Date or any Repurchase Date. Investing in the notes is not equivalent to investing directly in the Index or any of its component futures contracts. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 212-A-I dated July 1, 2011. You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes may not return any of your investment. The return on your initial investment will reflect the daily deduction of the index fee and the daily rebalancing adjustment amount from the level of the Index and, in the case of an early repurchase, the deduction of the Repurchase Fee Amount. Please see “—You May Receive Less Than Your Initial Investment Due to the Index Fee and the Daily Rebalancing Adjustment Amount and, in the Case Of Early Repurchase, the Repurchase Fee Amount” below for more information. You will lose some or all of your initial investment at maturity or upon early repurchase if the level of the Index decreases over the term of the notes or, in the case of an early repurchase, does not increase sufficiently to offset the Repurchase Fee Amount.

  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or upon early repurchase, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.

  YOU MAY RECEIVE LESS THAN YOUR INITIAL INVESTMENT DUE TO THE INDEX FEE AND THE DAILY REBALANCING ADJUSTMENT AMOUNT AND, IN THE CASE OF EARLY REPURCHASE, THE REPURCHASE FEE AMOUNT — Because the Index closing level reflects the daily deduction of the index fee and the daily rebalancing adjustment amount, the level of the Index will decrease if the performance of the VIX futures contracts included in the Index, based on their official settlement prices, is not sufficient to offset the deduction of the index fee and the daily rebalancing adjustment amount. Please see “— The Daily Rebalancing Adjustment Amount Is Likely to Have a Substantial Adverse Effect on the Level of the Index Over Time” below for more information. Moreover, if you request that we repurchase your notes prior to maturity, you will be charged a Repurchase Fee Amount of $5.00 per $1,000 principal amount note you request that we repurchase, which will further reduce the amount you will receive upon early repurchase. If the level of the Index decreases (due to the index fee, daily rebalancing adjustment amount or otherwise) or does not increase sufficiently to offset the Repurchase Fee Amount, if applicable, you will lose some or all of your initial investment at maturity or upon early repurchase.

  THE DAILY REBALANCING ADJUSTMENT AMOUNT IS LIKELY TO HAVE A SUBSTANTIAL ADVERSE EFFECT ON THE LEVEL OF THE INDEX OVER TIME — Unlike the index fee, the rebalancing adjustment factor, which is used to calculate the daily rebalancing adjustment amount, is not a per annum fee. The daily rebalancing adjustment amount is equal to the sum of (1) a rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index), applied to the aggregate notional amount of each of the VIX futures contracts hypothetically traded that day and (2) an additional amount equal to the rebalancing adjustment factor of between 0.20% and 0.50% per day (depending on the level of the VIX Index) applied to the amount of the change, if any, in the level of the exposure to the synthetic short position.

JPMorgan Structured Investments —	PS-4
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

The daily rebalancing adjustment amount, which is deducted from the level of the Index each day, is intended to approximate the slippage costs that would be experienced by a professional investor seeking to replicate the hypothetical portfolio contemplated by the Index at prices that approximate the official settlement prices (which are not generally tradable) of the relevant VIX futures contracts. Slippage costs are costs that arise from deviations between the actual official settlement price of a VIX futures contract and the prices at which a hypothetical investor would expect to be able to execute trades in the market when seeking to match the expected official settlement price of a VIX futures contract. However, the actual slippage costs that would be incurred if a professional investor were to seek to replicate such a portfolio may be higher or lower than the daily rebalancing adjustment amount used in the calculation of the Index.

Assuming that (a) the level of the VIX Index is equal to or less than 35 (which corresponds to the lowest rate of 0.20% per day for the rebalancing adjustment factor) and (b) the synthetic short position is fully activated, the performance of the Index would be lower by 0.80% over a one-month roll period (or lower by 9.60% over the course of a year) as compared to the performance of a hypothetical alternative index based solely on the official settlement prices of the VIX futures contracts and the deduction of the index fee but without accounting for a deduction of a daily rebalancing adjustment amount.

When the level of the VIX Index is greater than 35, the rebalancing adjustment factor will be greater than 0.20% and can be up to 0.50% per day. In this case, the impact on the Index performance due to the daily rebalancing adjustment amount will be substantially greater. For example, if the level of the VIX Index is greater than 70 (which corresponds to the highest rate of 0.50% per day for the rebalancing adjustment factor) and the synthetic short position is fully activated, the performance of the Index would be lower by 2.0% over a one-month roll period as compared to the performance of a hypothetical alternative index based solely on the official settlement prices of the VIX futures contracts and the deduction of the index fee, without accounting for a deduction of a daily rebalancing adjustment amount. However, the VIX Index historically has not remained at such elevated levels for more than a few days, weeks or months at a time. Nevertheless, we cannot provide any assurance that the VIX Index will consistently remain at or below 35 (which corresponds to the lowest rate of 0.20% per day for the rebalancing adjustment factor) over the term of the notes.

In addition, on days on which the amount of the exposure to the synthetic short position is adjusted (which adjustments occur in increments of 20% per day), in determining the daily rebalancing adjustment amount, the rebalancing adjustment factor of between 0.20% and 0.50% per day is effectively applied to an amount of up to twice the change in the exposure to the synthetic short position. Therefore, a change in the exposure to the synthetic short position will also result in a substantial increase in the daily rebalancing adjustment amount.

While the amount of the daily rebalancing adjustment amount cannot be predicted with certainty, the daily rebalancing adjustment amount is likely to have a substantial adverse effect on the level of the Index over time. For more information about the daily rebalancing adjustment amount, see “The J.P. Morgan Strategic Volatility Index — II. Calculation and Publication of Index Levels — B. Calculation of Index Levels — iii. The Rebalancing Adjustment Factor” in the accompanying product supplement.

  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Note Calculation Agent, the Index Calculation Agent and the sponsor of the Index, and an agent for the offering of the notes and hedging our obligations under the notes. In performing these duties, the economic interests of the Note calculation agent, the Index Calculation Agent, the sponsor of the Index, an agent for the offering of the notes and other affiliates of ours are potentially adverse to your interests as an investor in the notes. It is possible that such hedging or other trading activities of ours could result in substantial returns for us or our affiliates while the value of the notes declines. For example, in connection with the maintenance of the Index, JPMS may receive a portion of the aggregate profits, if any, that may be generated from time to time related to some portion of the deduction of the daily rebalancing adjustment amount from the level of the Index.

  OUR AFFILIATE, J.P. MORGAN SECURITIES LTD., OR JPMSL, IS THE INDEX CALCULATION AGENT AND THE INDEX SPONSOR AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL — JPMSL, one of our affiliates, acts as the Index Calculation Agent and is responsible for calculating the Index, and also acts as the sponsor of the Index and is responsible for maintaining the Index and developing the guidelines and policies governing their composition and calculation. The rules governing the Index may be amended at any time by JPMSL, in its sole discretion, and the rules also permit the use of discretion by JPMSL in specific instances, such as the right to substitute or exclude a futures contract included in the Index due to a change in law or otherwise and to calculate substitute closing levels of the Index. Unlike other indices, the maintenance of the Index is not governed by an independent committee. Although judgments, policies and determinations concerning the Index are made by JPMSL, JPMorgan Chase & Co., as the parent company of JPMSL, ultimately controls JPMSL.

  In addition, the policies and judgments for which JPMSL is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMSL is under no obligation to consider your interests as an investor in the notes. Furthermore, the inclusion of the futures contracts in the Index is not an investment recommendation by us or JPMSL of any of the futures contracts underlying the Index.

JPMorgan Structured Investments —	PS-5
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

  JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on equity markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the Index and the VIX futures contracts underlying the Index.

  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment, if any, at maturity or upon early repurchase described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Affect the Value of the Notes” below.

  NOTES THAT PROVIDE EXPOSURE TO EQUITY VOLATILITY, WHICH ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, ARE NOT SUITABLE FOR ALL INVESTORS. YOU SHOULD ACTIVELY MANAGE YOUR INVESTMENT IN THE NOTES — Notes that provide exposure to equity volatility are not suitable for all investors. The notes reflect the performance of the Index, which is dependent on the price of the VIX futures contracts included in the Index. VIX futures contracts allow investors the ability to invest in forward equity volatility based on their view of the future direction of movement of the VIX Index, which is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks, and is calculated based on the prices of certain put and call options on the S&P 500® Index.

  As a consequence, investors in the notes should understand that their investment is exposed to the performance of the VIX futures contracts, which can be volatile and move dramatically over short periods of time. Because of the large and sudden price movements associated with VIX futures contracts, the historical and hypothetical back-tested performance of the Index has been highly volatile. It is likely that the Index will continue to be highly volatile in the future, with the potential for significant fluctuations in the daily performance of the Index. There can be no assurance that the relevant synthetic exposures will not be subject to substantial negative returns. Positive returns on the Index may therefore be reduced or eliminated entirely due to movements in any of these market parameters. Accordingly, the notes should be purchased only by sophisticated investors who understand risks associated with investments linked to equity volatility and who intend to monitor and manage their investments actively. You should consider your investment horizon and objectives, financial resources and risk tolerance, as well as any potential trading costs, when evaluating an investment in the notes. Investors should regularly monitoring their investment in the notes to ensure that it remains consistent with their investment objectives.

  WHEN THE SYNTHETIC SHORT POSITION IS ACTIVATED, YOUR RETURN ON THE NOTES IS DEPENDENT ON THE NET PERFORMANCE, NOT THE ABSOLUTE PERFORMANCE, OF THE SYNTHETIC POSITIONS — When the synthetic short position is activated, your return on the notes is dependent on the net performance of the synthetic long position minus the synthetic short position (taking into account the exposure to the synthetic short position). Under these circumstances, the absolute performance of the synthetic long position and the synthetic short position is not relevant to the return on your notes. The level of the Index and the value of the notes may decline, perhaps significantly, even if the synthetic long position generates a positive return.

  THERE IS UNLIMITED LOSS EXPOSURE TO THE SYNTHETIC SHORT POSITION, WHEN ACTIVATED, AND SUCH EXPOSURE MAY RESULT IN A SIGNIFICANT DROP IN THE LEVEL OF THE INDEX — The Index employs a technique generally known as a “long-short” strategy when the synthetic short position is activated. This means the Index reflects the net return of a synthetic long position and a synthetic short position and will suffer losses when the value of the VIX futures contracts underlying the synthetic short position increases. In a long-short strategy, the maximum increase in the value of the synthetic long position is unlimited, while the maximum decrease in the value of the synthetic long position is limited to a loss of the entire value of the VIX futures contracts underlying the synthetic long position. On the other hand, the maximum increase of the value of the synthetic short position is limited to a loss of the entire value of VIX futures contracts underlying the synthetic short position, while the maximum decrease in value of the synthetic short position is unlimited. Because there is no limit to possible increases in the value of the VIX futures contracts underlying the synthetic short position, the potential losses as a result of short exposure are unlimited; however, in no event will you lose more than your entire investment in the notes.

JPMorgan Structured Investments —	PS-6
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

  THE INDEX MAY NOT BE SUCCESSFUL AND MAY NOT OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED WITH RESPECT TO THE VIX FUTURES CONTRACTS UNDERLYING THE INDEX — The Index follows a proprietary strategy that operates on the basis on pre-determined rules. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the VIX futures contracts underlying the Index.

  CHANGING PRICES OF THE VIX FUTURES CONTRACTS INCLUDED IN THE INDEX MAY RESULT IN A REDUCED AMOUNT PAYABLE AT MATURITY OR UPON EARLY REPURCHASE — The Index is a rolling index, which rolls throughout each month. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the relevant index. As the VIX futures contracts included in the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a VIX futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be gradually replaced by a contract for delivery in November, through incremental synthetic sales of a portion of the position in the October contract, accompanied by incremental synthetic purchases of the November contract. This process is referred to as “rolling.”

  The synthetic long position is not likely to generate positive returns when the market for VIX futures contracts is in “contango,” meaning that the price of a VIX futures contract with a later expiration is higher than the price of a VIX futures contract with an earlier expiration. Excluding other considerations, if the market for the relevant VIX futures contracts is in contango, the purchase of the third-month VIX futures contract in connection with the roll of the synthetic long position would take place at a price that is higher than the price of the sale of the second-month VIX futures contract, thereby creating a negative “roll yield.” Contango in VIX futures contracts is typical in a low-volatility market environment.

  To address this potential weakness, the Index seeks to progressively activate a synthetic short position in short-dated VIX futures contracts when the relevant VIX futures contracts are in contango. Excluding other considerations, if the market for the relevant VIX futures contracts is in contango, the sale of the second-month VIX futures contract in connection with the roll of the synthetic short position would take place at a price that is higher than the price of the purchase of the first-month VIX futures contract, thereby creating a positive “roll yield,” which is intended to offset or possibly exceed the negative roll yield generated by the synthetic long position. If, however, the VIX futures contracts are in “backwardation,” meaning that the price of a VIX futures contract with a later expiration is lower than the price of a VIX futures contract with an earlier expiration, the roll of the synthetic short position would create a negative roll yield. Backwardation in VIX futures contracts is typical in a high-volatility market environment. When the relevant VIX futures contracts are in backwardation, the Index seeks to progressively deactivate the synthetic short position.

  While the Index strategy is intended to cause the synthetic short position to be fully activated during periods when the market for VIX futures contracts is in contango so that positive roll yields from the synthetic short exposure will offset or possibly exceed negative roll yields from the synthetic long position, no assurance can be given that the investment strategy on which the Index is based will be successful. In addition, while the Index strategy is intended to cause the short position to be fully deactivated during periods when the market for the relevant VIX futures contracts are in backwardation so that negative roll yields for the synthetic short position would be avoided, no assurance can be given that negative roll yields will be avoided. See “— Due to the time lag inherent in the Index, the exposure to the synthetic short position may not be adjusted quickly enough in response to a change in market conditions for the investment strategy on which the Index is based to be successful” below for more information.

  THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES, MAY NOT INCREASE EVEN WHEN THE SYNTHETIC LONG POSITION OR THE SYNTHETIC SHORT POSITION, WHEN ACTIVATED, GENERATES A POSITIVE RETURN — The performance of a rolling excess return index, like the Index, is affected by the price return of the futures contracts underlying the Index and the roll return from rolling such futures contracts over time. See “— The Index is an excess return index, and not a total return index.” In addition, the performance of a long-short index, such as the Index when the contingent synthetic short position is activated, is affected by the relative performance of the synthetic long position and the synthetic short position, and not by the absolute performance of either synthetic position. See “— When the synthetic short position is activated, your return on the notes is dependent on the net performance, not the absolute performance, of the synthetic positions.” Furthermore, the Index rolls its futures contracts throughout each monthly rebalancing period in order to keep the weighted average maturity of the relevant futures contracts underlying the synthetic positions to a specified level (approximately two months for the synthetic long position and approximately one month for the synthetic short position). Finally, when activating the synthetic short position, the Index does so progressively in 20% increments on each rebalancing day (so long as the conditions for activating the synthetic short position continue to hold true on such day) until it is fully activated; however, the synthetic short position may not be fully activated, may remain partially activated for a sustained period of time or may not be activated at all.

JPMorgan Structured Investments —	PS-7
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

Effect of Market Conditions on the Performance of the Synthetic Positions

When the market for VIX futures contracts is in contango, the price of VIX futures contracts will decrease as the contracts move nearer to maturity. Under these market conditions, the price return of each VIX futures contract that composes the synthetic long position generally will be negative, and the roll return generally will also be negative. Therefore, under these market conditions, and if the synthetic short position is not activated, generally, we expect the level of the Index and therefore the value of the notes to decline. Conversely, under these market conditions, when the synthetic short position is activated, although the price return of each VIX futures contract that composes the synthetic short position generally will also be negative, because this is a synthetic short position, the negative price return of the relevant VIX futures contracts will generate a positive return for the synthetic short position. In addition, the roll return generally will also be positive. Therefore, generally under these market conditions, the synthetic short position, when activated, will generate a positive return. However, recall that, for a long-short index, the absolute performance of each synthetic position is irrelevant and only the relative performance of the two synthetic positions matters. Accordingly, under these market conditions, when the synthetic short position is activated, generally, we expect the level of the Index and therefore the value of the notes to decline if the positive return from the synthetic short position is not sufficient to offset the negative return from the synthetic long position.

When the market for VIX futures contracts is in backwardation, the price of VIX futures contracts will increase as the contracts move nearer to maturity. Under these market conditions, the price return of each VIX futures contract that composes the synthetic long position generally will be positive, and the roll return generally will also be positive. Therefore, under these market conditions and if the synthetic short position is not activated, generally, we expect the level of the Index and therefore the value of the notes to increase. Conversely, under these market conditions, when the synthetic short position is activated, although the price return of each VIX futures contract that composes the synthetic short position generally will also be positive, because this is a synthetic short position, the positive price return of the relevant VIX futures contracts will generate a negative return for the synthetic short position. In addition, the roll return generally will also be negative. Therefore, generally under these market conditions, the synthetic short position, when activated, will generate a negative return. However, when the synthetic short position is activated, only the relative performance of the two synthetic positions matter. Accordingly, under these market conditions, when the synthetic short position is activated, generally, we expect the level of the Index and therefore the value of the notes to decline if the positive return from the synthetic long position is not sufficient to offset the negative return from the synthetic short position.

In some cases, the market for VIX futures contracts may not be in backwardation or contango, and the price of one VIX futures contract underlying a synthetic position may increase while the other VIX futures contracts underlying the same synthetic position may decrease. In this situation, whether synthetic position generates positive or negative returns will depend on the relative weights and price movements of the VIX futures contracts underlying the synthetic position.

Effect of the Performance of the Synthetic Positions on the Level of the Index and the Value of the Notes

Generally, we expect the level of the Index, and therefore the value of the notes, to increase in either of the following situations, assuming, in each case, that the return from the synthetic long position (if the synthetic short position is not activated) or the net return of the synthetic positions (when the synthetic short position is activated) is sufficient to offset the negative effect of the index fee and the daily rebalancing adjustment amount:

• the synthetic long position generates a negative return, but the synthetic short position generates a positive return that is greater than the negative return generated by the synthetic long position; or

• the synthetic long position generates a positive return and the synthetic short position is not activated.

Conversely, we expect the level of the Index, and therefore the value of the notes, to decrease in any one of the following four situations:

• the return from the synthetic long position (if the synthetic short position is not activated) or the net return of the synthetic positions (when the synthetic short position is activated) is not sufficient to offset the negative effect of the index fee and the daily rebalancing adjustment amount.

• the synthetic long position generates a negative return and the synthetic short position is not activated;

• both synthetic positions generate negative returns; or

• the negative return generated by one synthetic position is greater than the positive return generated by the other synthetic position.

There can be no assurance that the synthetic positions will always correlate in a manner that will result in an increase in the level of the Index, resulting in an increase in the value of the notes.

JPMorgan Structured Investments —	PS-8
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

  BECAUSE EXPOSURE TO THE SYNTHETIC SHORT POSITION IS ADJUSTED ONLY IF THE APPLICABLE CONDITIONS ARE SATISFIED FOR THREE CONSECUTIVE INDEX BUSINESS DAYS, THE EXPOSURE TO THE SYNTHETIC SHORT POSITION MAY NOT BE ADJUSTED DURING NON-TRENDING MARKET CONDITIONS — Because exposure to the synthetic short position is adjusted only if the applicable conditions are satisfied for three consecutive Index Business Days, the exposure to the synthetic short position may not be adjusted during non-trending, or “choppy,” market conditions. For example, the exposure to the synthetic short position will not be adjusted if the level of the VIX Index is greater than or equal to the rolling, weighted average price of the first-month and second-month VIX futures contracts included in the synthetic short position for one or two Index Business Days, after which the level of the VIX Index is less than the rolling, weighted average price of the first-month and second-month VIX futures contracts included in the synthetic short position for one or two Index Business Days. As a result, the synthetic short position may not be activated or deactivated or may be activated or deactivated over a long period when non-trending market conditions persist. As a result, the Index may incur negative roll yields for an activated (or partially activated) synthetic short position or may fail to capture positive roll yields from a deactivated (or partially deactivated) synthetic short position. See the immediately following risk factor for additional information.

  DUE TO THE TIME LAG INHERENT IN THE INDEX, THE EXPOSURE TO THE SYNTHETIC SHORT POSITION MAY NOT BE ADJUSTED QUICKLY ENOUGH IN RESPONSE TO A CHANGE IN MARKET CONDITIONS FOR THE INVESTMENT STRATEGY ON WHICH THE INDEX IS BASED TO BE SUCCESSFUL — Because large price movements in VIX futures contracts can occur suddenly and over a short period of time, the VIX futures contracts may rapidly move from backwardation to contango or from contango to backwardation; however, the exposure to the synthetic short position will remain unchanged until the applicable conditions described in the immediately preceding risk factor has been satisfied for three consecutive Index Business Days, after which the exposure to the synthetic short position will change in increments of 20% per Index Business Day. Accordingly, at a minimum, eight Index Business Days will elapse from the change in the futures market before the synthetic short position can be fully activated or deactivated, by which time market conditions may have changed. Due to this time lag, the exposure to the synthetic short position may not be adjusted quickly enough for the investment strategy on which the Index is based to be successful.

  The Index may not activate or deactivate the synthetic short position at all due to short-term changes in the VIX futures contracts. Price movements in the VIX futures contracts over a period of three Index Business Days could be significant. Accordingly, the Index may not benefit from an activation of the synthetic short position in short periods of contango and the Index may be adversely affected if the synthetic short position is not deactivated during a short period of backwardation. In addition, because it takes at least eight Index Business Days to activate or deactivate fully the synthetic short position, by the time the synthetic short position is activated or deactivated fully, the prices of the VIX futures contracts may be moving in the opposite direction, which may adversely affect the level of the Index.

  THE NOTES ARE LINKED TO AN EXCESS RETURN INDEX AND NOT A TOTAL RETURN INDEX — The notes are linked to an excess return index and not a total return index. An excess return index, such as the Index, reflects the changes in the price of the relevant futures contracts (which is known as the “price return") and any profit or loss realized when rolling the relevant futures contracts (which is known as the “roll return”) available through an unleveraged investment in the futures contracts composing such index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

  CONCENTRATION RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES — The Index includes VIX futures contracts with a maturity of three months or less and thus is less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware that other indices may be more diversified than the Index in terms of both the number and variety of VIX futures contracts. You will not benefit, with respect to the notes, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.

  DAILY REBALANCING OF THE INDEX MAY AFFECT TRADING IN THE RELEVANT VIX FUTURES CONTRACTS — The daily rebalancing of the VIX futures contracts underlying the Index may cause us, our affiliates or third parties with whom we transact to adjust our or their hedges accordingly. The trading activity associated with these hedging transactions will contribute to the trading volume of the VIX futures contracts included in the Index and may affect the market price of these VIX futures contracts and, in turn, adversely affect the level of the Index.

  AN INCREASE IN THE MARGIN REQUIREMENTS FOR VIX FUTURES CONTRACTS INCLUDED IN THE INDEX MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — Futures exchanges require market participants to post collateral in order to open and to keep open positions in futures contracts. If an exchange increases the amount of collateral required to be posted to hold positions in VIX futures contracts underlying the Index, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the relevant VIX futures contracts to decline significantly. As a result, the level of the Index and the value of the notes may be adversely affected.

JPMorgan Structured Investments —	PS-9
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

  VIX FUTURES CONTRACTS HAVE LIMITED HISTORICAL INFORMATION — VIX futures contracts have only traded freely since March 26, 2004, and not all futures contracts of all relevant maturities have traded at all times since that date. Because the VIX futures contracts that underlie the Index are of recent origin and limited historical performance data exists with respect to them, your investment in the notes may involve a greater risk than investing in alternate securities linked to one or more financial measures with an established record of performance. The liquidity of trading in VIX futures contracts could decline in the future, which could affect adversely the value of the notes.

  THE NOTES ARE NOT LINKED TO THE VIX INDEX AND THE VALUE OF THE NOTES MAY BE LESS THAN IT WOULD HAVE BEEN HAD THE NOTES BEEN LINKED TO THE VIX INDEX — The value of the notes will be linked to the value of the Index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. The Index is based upon holding a rolling synthetic long position and a contingent rolling synthetic short position in VIX futures contracts. The VIX futures contracts will not necessarily track the performance of the VIX Index or a long-short position in the VIX Index. The notes may not benefit from increases or decreases in the level of the VIX Index because such increases or decreases will not necessarily cause the price of the relevant VIX futures contracts to rise or fall. Accordingly, a hypothetical investment that was linked directly to the performance of the VIX Index (long or short) could generate a higher return than the notes.

  THE NOTES ARE NOT LINKED TO THE OPTIONS USED TO CALCULATE THE VIX INDEX, TO THE ACTUAL VOLATILITY OF THE S&P 500® INDEX OR TO THE EQUITY SECURITIES INCLUDED IN THE S&P 500® INDEX — The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The actual volatility of the S&P 500® Index may differ, perhaps significantly, from the level predicted by the VIX Index or from the prices of the put and call options included in the calculation of the VIX Index. The value of the notes is based on the value of the relevant VIX futures contracts included in the Index. The notes are not linked to the realized or implied volatility over a specific period of time and will not reflect the return you would realize if you owned, or held a short position in, the equity securities underlying the S&P 500® Index or traded put and call options used to calculate the level of the VIX Index or other instruments intended to provided a return equal to that of the VIX Index.

  THE INDEX CLOSING LEVEL ON THE RELEVANT VALUATION DATE MAY BE LESS THAN THE INDEX CLOSING LEVEL ON THE MATURITY DATE, A REPURCHASE DATE OR AT OTHER TIMES DURING THE TERM OF THE NOTES — The Index closing level on the Maturity Date, a Repurchase Date or at other times during the term of the notes, including dates near the relevant Valuation Date, could be higher than the Index closing level on the relevant Valuation Date. This difference could be particularly large if there is a significant increase in the level of the Index after the relevant Valuation Date, if there is a significant decrease in the level of the Index prior to the relevant Valuation Date or if there is significant volatility in the Index during the term of the notes.

  THE INDEX HAS A LIMITED OPERATING HISTORY — The Index was created on July 30, 2010, and therefore has limited historical performance. Past performance should not be considered indicative of future performance.

  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

  THERE ARE RESTRICTIONS ON YOUR ABILITY TO REQUEST THAT WE REPURCHASE YOUR NOTES — If you elect to request that we repurchase your notes, your request is only valid if we receive your Repurchase Notice by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) acknowledge receipt of the Repurchase Notice that same day (which will evidence our acceptance of your repurchase request). If we do not receive such notice or we (or our affiliates) do not acknowledge receipt of such notice (which means we have declined to accept your repurchase request), your repurchase request will not be effective and we will not repurchase your notes on the corresponding Repurchase Date.

  Because of the timing requirements of the Repurchase Notice, settlement of the repurchase will be prolonged when compared to a sale and settlement in the secondary market. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request. Furthermore, if we accept your repurchase request, our obligation to repurchase the notes prior to maturity may be postponed upon the occurrence of a market disruption event.

  YOU WILL NOT KNOW THE AMOUNT YOU WILL RECEIVE UPON EARLY REPURCHASE AT THE TIME YOU ELECT TO REQUEST THAT WE REPURCHASE YOUR NOTES — You will not know the amount you will receive upon early repurchase at the time you elect to request that we repurchase your notes. Your notice to us to repurchase your notes is irrevocable and must be received by us no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) must acknowledge receipt of such notice, on the same day. As a result, you will be exposed to market risk in the event the market fluctuates after we accept your request that we repurchase your notes, and prior to the relevant Repurchase Date.

  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS may act as a market maker for the notes, but is not required to do so. We may suspend or terminate market making at any time, at our own discretion and without notice to holders of the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. You may request that we repurchase your notes on a daily basis in a minimum denomination equal to the Principal Amount, subject to our acceptance of your

JPMorgan Structured Investments —	PS-10
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

request and your compliance with the procedural requirements described above. While we intend to accept all requests for early repurchase of notes, we are not obligated to accept any repurchase request. We are not committed to purchasing any note at a particular time or price. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to be no higher than the payment you could receive upon an early repurchase of your notes by us and could be substantially lower. If we do not accept your request to repurchase your notes, you may be unable to sell your notes prior to maturity. In addition, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchases of the notes. Accordingly, the liquidity of the market for the notes outside of an early repurchase request could vary materially over the term of the notes.

  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including but not limited to:

    prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500® Index;

    prevailing market prices, volatility and liquidity of any option or futures contracts relating to the Index, the VIX Index, the S&P 500® Index, the equity securities included in the S&P 500® Index or VIX futures contracts;

    the volatility, frequency and magnitude of changes in the levels of the Index and in the prices of VIX futures contracts;

    the liquidity of VIX futures contracts;

    the time to maturity of the notes;

    interest and yield rates in the market generally;

    economic, financial, political, regulatory and judicial events that affect the VIX Index, the market for VIX futures contracts and futures contracts generally;

    supply and demand in the listed and over-the-counter equity derivative markets; and

    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	PS-11
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

Hypothetical Payment at Maturity or Upon Early Repurchase

The following table and examples illustrate the hypothetical total returns at maturity or upon early repurchase for each $1,000 principal amount note. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity or upon early repurchase per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Initial Index Level of 375 and reflect the Repurchase Fee Amount of $5 per $1,000 principal amount note. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns at maturity or upon early repurchase applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		At Maturity		Upon Early Repurchase
Index closing level on the relevant Valuation Date	Index Return*	Payment	Total Return	Payment	Total Return

675.0000	80.00%	$1,800.00	80.00%	$1,795.00	79.50%
637.5000	70.00%	$1,700.00	70.00%	$1,695.00	69.50%
600.0000	60.00%	$1,600.00	60.00%	$1,595.00	59.50%
562.5000	50.00%	$1,500.00	50.00%	$1,495.00	49.50%
525.0000	40.00%	$1,400.00	40.00%	$1,395.00	39.50%
487.5000	30.00%	$1,300.00	30.00%	$1,295.00	29.50%
450.0000	20.00%	$1,200.00	20.00%	$1,195.00	19.50%
412.5000	10.00%	$1,100.00	10.00%	$1,095.00	9.50%
393.7500	5.00%	$1,050.00	5.00%	$1,045.00	4.50%
376.8750	0.50%	$1,005.00	0.50%	$1,000.00	0.00%
375.9375	0.25%	$1,002.50	0.25%	$997.50	-0.25%
375.0000	0.00%	$1,000.00	0.00%	$995.00	-0.50%
337.5000	-10.00%	$900.00	-10.00%	$895.00	-10.50%
300.0000	-20.00%	$800.00	-20.00%	$795.00	-20.50%
262.5000	-30.00%	$700.00	-30.00%	$695.00	-30.50%
225.0000	-40.00%	$600.00	-40.00%	$595.00	-40.50%
187.5000	-50.00%	$500.00	-50.00%	$495.00	-50.50%
150.0000	-60.00%	$400.00	-60.00%	$395.00	-60.50%
112.5000	-70.00%	$300.00	-70.00%	$295.00	-70.50%
75.0000	-80.00%	$200.00	-80.00%	$195.00	-80.50%
37.5000	-90.00%	$100.00	-90.00%	$95.00	-90.50%
0.0000	-100.00%	$0.00	-100.00%	$0.00	-100.00%

* The Index Return will reflect the daily deduction of the index fee and the daily rebalancing adjustment amount. Accordingly, the Index Return will be negative if the performance of the VIX futures contracts included in the Index, based on their official settlement prices, is not sufficient to offset the deduction of the index fee and the daily rebalancing adjustment amount.

Hypothetical Examples of Amounts Payable at Maturity or Upon Early Repurchase

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Index Level of 375 to an Index closing level of 412.50 on the relevant Valuation Date. Because the Index closing level on the relevant Valuation Date of 412.50 is greater than the Initial Index Level of 375, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, or a payment upon early repurchase of $1,095 per $1,000 principal amount note, calculated as follows:

At maturity: $1,000 × [1 + (412.50 – 375) / 375] = $1,100; or
Upon early repurchase: $1,000 × [1 + (412.50 – 375) / 375] – $5 = $1,095

Example 2: The level of the Index increases from the Initial Index Level of 375 to an Index closing level of 375.9375 on the relevant Valuation Date. Because the Index closing level on the relevant Valuation Date of 375.9375 is greater than the Initial Index Level of 375, the investor receives a payment at maturity of $1,002.50 per $1,000 principal amount note. However, upon early repurchase, the investor receives a payment upon early repurchase of only $997.50 per $1,000 principal amount note, which is less than the Principal Amount even though the level of the Index has increased because of the negative effect of the Repurchase Fee Amount, calculated as follows:

At maturity: $1,000 × [1 + (375.9375 – 375) / 375] = $1,002.50; or
Upon early repurchase: $1,000 × [1 + (375.9375 – 375) / 375] – $5 = $997.50

Example 3: The level of the Index decreases from the Initial Index Level of 375 to an Index closing level of 300 on the relevant Valuation Date. Because the Index closing level on the relevant Valuation Date of 300 is less than the Initial Index Level of 375, the investor receives a payment at maturity of $800 per $1,000 principal amount note, or a payment upon early repurchase of $795 per $1,000 principal amount note, calculated as follows:

At maturity: $1,000 × [1 + (300 – 375) / 375] = $800; or
Upon early repurchase: $1,000 × [1 + (300 – 375) / 375] – $5 = $795

These returns and the payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns and payouts shown above would likely be lower.

JPMorgan Structured Investments —	PS-12
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

Hypothetical Back-tested Data and Historical Information

     J.P. Morgan Strategic Volatility Index

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly Index closing values from September 22, 2006 through July 23, 2010, and the historical performance of the Index based on the weekly Index closing levels from July 30, 2010 through July 22, 2011. The Index was created as of the close of business on July 30, 2010. The Index closing level on July 26, 2011 was 374.80. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The hypothetical back-tested and historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Inception Date or any Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment. The hypothetical back-tested performance of the Index set forth in the following graph was calculated on materially the same basis as the performance of the Index is now calculated but does not represent the actual historical performance of the Index.

The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

     Historical Performance of the CBOE Volatility Index®

The following graph sets forth the historical weekly performance of the VIX Index from January 6, 2006 through July 22, 2011. We obtained the closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. Your notes are linked to the Index and not to the VIX Index. Historical information with respect to the VIX Index is provided for reference purposes only.

JPMorgan Structured Investments —	PS-13
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011.

JPMorgan Structured Investments —	PS-14
Return Notes Linked to the J.P. Morgan Strategic Volatility Index

ANNEX A

FORM OF REPURCHASE NOTICE

To:      dln_repurchase@jpmchase.com

Subject: Return Notes Linked to the J.P. Morgan Strategic Volatility Index, due October 31, 2012, CUSIP No. 48125XXQ4

Ladies and Gentlemen:

     The undersigned holder of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, Return Notes Linked to the J.P. Morgan Strategic Volatility Index due October 31, 2012, CUSIP No. 48125XXQ4 (the “notes”) hereby irrevocably requests, with respect to the principal amount of notes indicated below, as of the date hereof, that you repurchase such notes on the Repurchase Date specified below as described in the product supplement no. 212-A-I, as supplemented by the pricing supplement dated _________, 20__ relating to the notes (collectively, the “Supplement”). Terms not defined herein have the meanings given to such terms in the Supplement.

     The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant Valuation Date with respect to the principal amount of notes specified below at a price per $1,000 principal amount note determined in the manner described in the Supplement, facing DTC 352 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am. New York City time, on the Repurchase Date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Principal Amount of Notes surrendered for Repurchase *(in $1,000 or integral multiples thereof):

Applicable Valuation Date: _________, 20__*
Applicable Repurchase Date: _________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the Supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof (which acknowledgment will serve as evidence of your acceptance of my repurchase request).

Questions regarding the repurchase requirements of your notes should be directed to
dln_repurchase@jpmchase.com.

*Subject to adjustment as described in the Supplement.

JPMorgan Structured Investments —	A-1
Return Notes Linked to the J.P. Morgan Strategic Volatility Index